UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 20, 2011

Soupman, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-53943	61-1638630
(Commission File Number)	(IRS Employer Identification No.)

1110 South Avenue, Suite 100
Staten Island, NY 10314
(Address of principal executive offices and zip code)

(212)  768-7687
    (Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On May 20, 2011, we entered into a thirteen-month  Forbearance Agreement with Penny Fern Hart relating to approximately $1,500,000 in principal amount of secured debt of Soup Kitchen International, Inc. that our subsidiary, The Original Soupman, Inc. (“OSM”), guaranteed when it acquired assets from SKI  in December 2009. In connection this Forbearance Agreement, OSM and its subsidiary, International Gourmet Soups, Inc. (“IGS”), have entered into a Secured Guaranty relating to the above debt and  the related interest and fees due thereunder. We also entered into a Keepwell Agreement regarding our subsidiaries, and  issued Ms. Hart 500,000 shares of our common stock and placed another 500,000 shares in escrow to secure OSM’s guarantee. If the underlying loan is repaid before the forbearance period ends, 400,000 of the escrowed shares will be returned to the Company. If the underlying loan is not repaid before the forbearance period ends, the Forbearance Agreement provides that the 500,000 escrowed shares will vest with Ms. Hart and that the average market value of the shares will be applied to satisfy all or a portion of the loan, to the extent of such market value.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

 (a)-(c)    Not applicable.

(d)           Exhibits.

Exhibit No.           Description

10.1                        Forbearance Agreement dated May 20, 2011

10.2                        Secured Guaranty dated May20, 2011

10.3                        Keepwell Agreement dated May 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2011	SOUPMAN, INC.

By: /s/ Arnold Casale
Name: Arnold Casale Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.            Description

10.1                        Forbearance Agreement dated May 20, 2011

10.2                        Secured Guaranty dated May 20, 2011

10.3                        Keepwell Agreement dated May 20, 2011